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Exhibit 99.1

Risk Factors

        Any of the following risks could materially adversely affect our business, consolidated financial condition, results of operations or liquidity or the market price of our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Defined terms used but not defined herein should have the meanings assigned to them in the Quarterly Report to which this Exhibit 99.1 relates.

Risks Related to Our Common Stock and Substantial Indebtedness

Our stockholders may not receive the level of dividends provided for in the dividend policy our board of directors has adopted or any dividends at all.

        Our board of directors has adopted a dividend policy which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness, dividends on our future senior classes of capital stock, if any, capital expenditures, taxes and future reserves, if any, as regular quarterly dividends to our stockholders. Our board of directors may, in its discretion, amend or repeal this dividend policy. Our dividend policy is based upon our directors' current assessment of our business and the environment in which we operate, and that assessment could change based on regulatory, competitive or technological developments (which could, for example, increase our need for capital expenditures) or new growth opportunities. In addition, future dividends with respect to shares of our common stock, if any, will depend on, among other things, our cash flows, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Our board of directors may decrease the level of dividends provided for in the dividend policy or entirely discontinue the payment of dividends. The orders of the state regulatory authorities approving the merger, the indenture governing the notes and our credit facility contain significant restrictions on our ability to make dividend payments and the terms of our future indebtedness are expected to contain similar restrictions. In addition, as a condition to the approval of the transactions by state regulatory authorities, we have agreed that we may not pay annual dividends in excess of approximately $1.03 per share until certain conditions are satisfied.

        There can be no assurance that we will generate sufficient cash from continuing operations in the future, or have sufficient surplus or net profits, as the case may be, under Delaware law, or be permitted under the terms of the regulatory orders and the agreements governing our indebtedness to pay dividends on our common stock in accordance with our dividend policy. The reduction or elimination of dividends may negatively affect the market price of our common stock.

We have substantial indebtedness which could have a negative impact on our financing options and liquidity position, our ability to pay dividends on our common stock and could prevent us from fulfilling our obligations under our debt obligations, including our credit facility and the notes.

        We had approximately $2,470 million of total debt outstanding (net of $11 million debt discount) as of September 30, 2008. In addition, as of September 30, 2008, we had $59.7 million available for additional borrowing under our credit facility.

        Our overall leverage and the terms of our financing arrangements could:

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  make it more difficult for us to pay our anticipated cash dividends;

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  make it more difficult for us to satisfy our debt obligations, including our credit facility and the notes;

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  limit our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions;

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  limit our ability to refinance our indebtedness on terms acceptable to us or at all;

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  limit our ability to adapt to changing market conditions;

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  restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

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  require us to dedicate a significant portion of our cash flow from operations to paying the principal of and interest on our indebtedness, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the communications industry generally;

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  place us at a competitive disadvantage compared with competitors that have a less significant debt burden; and

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  make us more vulnerable to economic downturns and limit our ability to withstand competitive pressures.

        In addition, a substantial portion of our indebtedness, including borrowings under our credit facility, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, these agreements may not offer complete protection from this risk.

Despite our indebtedness levels, we may be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        We may be able to incur substantial additional indebtedness in the future, including under the $200 million revolver of our credit facility. The terms of our credit facility and the indenture governing the notes do not fully prohibit us from doing so. If new debt is added to our current debt levels, the related risks we could face would be magnified, including limiting our ability to pay dividends on our common stock. Any decrease in our revenues (and corresponding reduction in our cash flow) would further increase our leverage.

We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our operating subsidiaries and investments to pay dividends on our common stock and meet our debt service and other obligations.

        We are a holding company and conduct no operations. Accordingly, our cash flow and our ability to make payments on, or repay or refinance, our indebtedness, and to fund planned capital expenditures, dividends and other cash needs will depend largely upon the cash flows of our operating subsidiaries and the payment of funds by those subsidiaries to us in the form of repayment of loans, dividends, management fees or otherwise. Distributions to us from our subsidiaries will depend on their respective operating results and will be subject to restrictions under, among other things,

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  the laws of their jurisdiction of organization;

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  the rules and regulations of state and federal regulatory authorities;

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  agreements of those subsidiaries, including agreements governing their indebtedness; and

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  regulatory orders.

        Our subsidiaries have no obligation, contingent or otherwise, to pay amounts pursuant to the notes or to make funds available therefore, whether in the form of loans, dividends or other distributions.

To operate and expand our business, service our indebtedness and meet our other cash needs, we will require a significant amount of cash, which may not be available to us. We may not generate sufficient funds from operations to pay dividends on our common stock, repay or refinance our indebtedness at maturity or otherwise, or fund our operations.

        Our ability to make payments on, or repay or refinance, our debt, and to fund planned capital expenditures, unanticipated capital expenditures, dividends on our common stock and other cash needs will depend largely upon our future operating performance. Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our indebtedness will depend on the satisfaction of the covenants in our credit facility and our other financing arrangements, including the indenture governing the notes, and other agreements we may enter into in the future. Specifically, we will need to maintain specified financial ratios and satisfy financial condition tests, including a maximum total leverage ratio and minimum interest coverage ratio. Furthermore, our board of directors has adopted a dividend policy that reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness, dividends on our future senior classes of capital stock, if any, capital expenditures, taxes and future reserves, if any, as regular quarterly dividends to our stockholders (subject to restrictions imposed by the regulatory orders approving the merger and the agreements governing our indebtedness). We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility or from other sources in an amount sufficient to enable us to pay dividends on our common stock, make payments on our indebtedness or fund our other liquidity needs.

        In addition, we cannot assure you that we would be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms, or at all. If we are unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, including:

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  sales of assets;

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  reduction or delay of capital expenditures, strategic acquisitions, investments and alliances; or

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  negotiations with our lenders to restructure the applicable debt.

        The credit agreement governing our credit facility and the indenture governing the notes may restrict, or market or business conditions may limit, our ability to take some of these actions or the effectiveness of these actions. In addition, the orders of the state regulatory authorities approving the spin-off and the merger and certain tax related agreements limit our ability to engage in certain of these actions following the completion of the spin-off.

Our financing arrangements subject us to various restrictions that could limit our operating flexibility, our ability to make payment on our debt and to fund dividends on our common stock.

        Our financing arrangements contain restrictions, covenants and events of default that, among other things, require us to satisfy certain financial tests and maintain certain financial ratios and restrict our ability to incur additional indebtedness and to refinance our existing indebtedness. The terms of these financing arrangements impose, and any future indebtedness may impose, various restrictions and covenants on us that could limit our ability to pay dividends, respond to market conditions, provide for capital investment needs or take advantage of business opportunities by limiting the amount of additional borrowings we may incur. These restrictions may include compliance with, or maintenance of, certain financial tests and ratios, including minimum interest coverage ratio and maximum leverage ratio, and may limit or prohibit our ability to, among other things:

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  incur additional debt and issue preferred stock;

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  pay dividends or make other distributions on our stock or repurchase or redeem stock;

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  create liens;

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  redeem or prepay certain debt;

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  make certain investments;

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  engage in specified sales of assets;

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  enter into transactions with affiliates;

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  enter new lines of business;

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  engage in consolidation, mergers and acquisitions; and

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  make certain capital expenditures.

        These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

        Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing arrangements would result in a default under those arrangements and under other arrangements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt owed to these lenders and to terminate any commitments of these lenders to lend. Under these circumstances, we might have insufficient funds or other resources to satisfy all our obligations, including our obligations under the notes. In addition, the limitations imposed by any financing arrangements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

Limitations on our ability to use net operating loss carryforwards, and other factors requiring us to pay cash to satisfy our tax liabilities in future periods, may affect our ability to repay our indebtedness and may affect our ability to pay dividends to our stockholders.

        Our initial public offering in February 2005 resulted in an "ownership change" within the meaning of the U.S. federal income tax laws addressing net operating loss carryforwards, alternative minimum tax credits and other similar tax attributes. Moreover, the merger with Spinco resulted in a further ownership change for these purposes. As a result of these ownership changes, there are specific limitations on our ability to use these net operating loss carryforwards and other tax attributes from periods prior to the initial public offering and the merger. Although we do not expect that these limitations will materially affect our U.S. federal and state income tax liability in the near term, it is possible in the future if we were to generate taxable income in excess of the limitation on usage of net operating loss carryforwards that these limitations could limit our ability to utilize the carryforwards and, therefore, result in an increase in our U.S. federal and state income tax payments. In addition, in the future we will be required to pay cash to satisfy our tax liabilities when all of our net operating loss carryforwards have been used or have expired. Limitations on our usage of net operating loss carryforwards, and other factors requiring us to pay cash taxes in the future, would reduce the funds available to service our debt and pay dividends.

The price of our common stock may fluctuate substantially, which could negatively affect holders of our common stock.

        The market price of our common stock may fluctuate widely as a result of various factors, such as period-to-period fluctuations in our operating results, the volume of sales of our common stock, developments in the communications industry, the failure of securities analysts to cover our common stock or changes in financial estimates by analysts, competitive factors, regulatory developments, economic and other external factors, general market conditions and market conditions affecting the stock of communications companies in particular. Communications companies have in the past experienced extreme volatility in the trading prices and volumes of their securities, which has often been unrelated to operating performance. High levels of market volatility may have a significant adverse effect on the market price of our common stock. In addition, in the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock prices. This type of litigation could result in substantial costs and divert management's attention and resources.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of our common stock.

        Future sales or the availability for sale in the public market, of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock, and could impair our ability to raise capital through future sales of equity securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, may also make it more difficult for us to obtain additional capital by selling equity securities in the future at a time and at a price that we deem appropriate.

        We may issue shares of our common stock, or other securities, from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. We may also grant registration rights covering those shares or other securities in connection with any such acquisitions and investments.

Risks Relating to the Merger

The integration of FairPoint's and Spinco's businesses may not be successful.

        The merger is the largest and most significant acquisition we have undertaken. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of FairPoint's business and Spinco's business, which will decrease the time they will have to manage our business, service customers, attract new customers, develop new services or strategies and respond to increasing forms of competition. Due to, among other things, the size and complexity of the Northern New England business and the activities required to separate Spinco's operations from Verizon's, we may be unable to integrate the Spinco business into FairPoint's operations in an efficient, timely and effective manner. Our inability to complete this integration successfully could have a material adverse effect on our business, financial condition and results of operations.

        All of the risks associated with the integration process could be exacerbated by the fact that we may not have a sufficient number of employees to integrate FairPoint's and Spinco's businesses or to operate our business. Furthermore, Spinco offers services that we have no experience in providing, the most significant of which are competitive local exchange carrier wholesale services. Our failure or inability to hire or retain employees with the requisite skills and knowledge to run the combined business may have a material adverse effect on our business. The inability of our management to manage the integration process effectively, or any significant interruption of business activities as a result of the integration process, could have a material adverse effect on our business, financial condition and results of operations.

The cutover from the Verizon systems utilized to provide services under the transition services agreement to our own systems may be delayed, which could result in additional costs to us.

        We expect to continue to require transition services agreement services from Verizon through January 2009, which is beyond the six month period following the closing of the merger, during which we anticipated requiring such services. This will cause us to incur an additional cost of $16.5 million per month for months seven and eight, $16.0 million for month nine, and $15.5 million for month ten.

        In addition, if we continue to require services from Verizon under the transition services agreement after the one year anniversary of the closing of the merger, the fees payable by us to Verizon pursuant to the transition services agreement will increase significantly, which could have a material adverse effect on our business, financial condition and results of operations. The aggregate fees expected to be payable by us under the transition services agreement for the ten month period following the merger are approximately $197.4 million. However, if we require twelve or eighteen months of transition services following the merger, the aggregate fees expected to be payable will be approximately $226.9 million or $336.3 million, respectively.

        We have agreed to the appointment of an independent third-party monitor for the cutover process contemplated by the transition services agreement. The monitor will consult with representatives of the Department of Public Service in Vermont, the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission. The monitor will evaluate our testing and cutover readiness process to evaluate our readiness to support our operations after the cutover from the systems that will be provided by the Verizon Group during the period of the transition services agreement and could disagree with the timing of our decision to implement the cutover, which could delay the cutover. Any delay caused by the evaluation and approval process would result in the payment of monthly fees to Verizon for an additional period and could limit our ability to introduce new services.

The integration of FairPoint's and Spinco's businesses may present significant systems integration risks, including risks associated with the ability to convert from Spinco's customer sales, service and support operations platforms into our new customer care, service delivery and network monitoring and maintenance platforms.

        We are required to identify, acquire or develop, test, implement, maintain and manage systems and processes which provide the functionality performed for the Northern New England business by over 600 systems of Verizon. Of these Verizon systems, approximately one third relate to customer sales, service and support. Another third of the Verizon systems support network monitoring and related field operations. The remaining Verizon systems enable finance, payroll, logistics and other administrative activities. Over 80% of the information systems used in support of the Northern New England business are Verizon proprietary systems.

        We have entered into a master services agreement with an independent consulting firm to assist in the identification and conversion of systems to be deployed following the merger. Our collective experience and knowledge, together with that of the consulting firm (during the term of the master services agreement) and Verizon (during the pre-closing period and the period of the transition services agreement), will be essential to the success of the integration. The parties' inability or failure to implement successfully their plans and procedures or the insufficiency of those plans and procedures could result in failure of or delays in the merger integration and could adversely impact our business, results of operations and financial condition. This could require us to acquire and deploy additional systems, extend the transition services agreement and pay increasing monthly fees under the transition services agreement.

        Our ability to complete the transition from Verizon's systems to our systems could be further delayed or affected by the appointment by regulatory authorities in Maine, New Hampshire and

Vermont of an independent third-party monitor to certify if we are ready to transition off of Verizon's systems to our own back office systems. Any delay would result in the payment of monthly fees to Verizon for an additional period and will limit our ability to introduce new services.

        The failure of any of our systems could result in our inability to adequately bill and provide service to our customers or meet our financial and regulatory reporting obligations, which could have a material adverse effect on our business, financial condition and results of operations. We are also implementing new systems to provide for and meet financial and regulatory reporting obligations. A failure of these systems could impair our ability to meet our financial and regulatory reporting obligations.

We may not realize the anticipated cost savings and growth opportunities from the merger.

        The success of the merger will depend, in part, on our ability to realize the anticipated cost savings and growth opportunities from integrating the FairPoint and Spinco businesses. Our success in realizing these cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of Spinco's and FairPoint's businesses and operations. Even if we are able to integrate the FairPoint and Spinco businesses successfully, this integration may not result in the realization of the full benefits of cost savings and growth opportunities that we currently expect from this integration within the anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs, or the benefits from the merger may be offset by costs incurred or delays in integrating the businesses.

If our spending exceeds budgeted amounts on network systems integration and planning related to the merger, it could adversely affect our business, financial condition and results of operations.

        We expect to spend approximately $200 million on systems integration pursuant to the master services agreement in connection with the merger, $110.0 million of which was spent as of September 30, 2008. Verizon agreed to reimburse us for up to $40 million of pre-closing transition costs. As of March 31, 2008, Verizon had reimbursed us the full $40 million. If we spend in excess of the budgeted amounts on systems integration and other transition costs, it could adversely affect our business, financial condition and results of operations.

If the assets transferred to Spinco by the Verizon Group are insufficient to operate our business, it could adversely affect our business, financial condition and results of operations.

        Pursuant to a distribution agreement, referred to as the distribution agreement, the Verizon Group contributed to Spinco and subsidiaries of Spinco (i) specified assets and liabilities associated with the local exchange business of Verizon New England in Maine, New Hampshire and Vermont, and (ii) the customers of the Verizon Group's related long distance and Internet service provider businesses in those states. The contributed assets may not be sufficient to operate our business. Accordingly, we may have to use assets or resources from our business prior to the merger or acquire additional assets in order to operate the Spinco business, which could adversely affect our business, financial condition and results of operations.

        Pursuant to the distribution agreement, we have certain rights to cause the Verizon Group to transfer to us any assets required to be transferred to Spinco or its subsidiaries under that agreement which were not transferred as required. If the Verizon Group were unable or unwilling to transfer those assets to us, or the Verizon Group and we were to disagree about whether those assets were required to be transferred to Spinco under the distribution agreement, we might not be able to obtain those assets or similar assets from others.

We may be affected by significant restrictions following the merger with respect to certain actions that could jeopardize the tax-free status of the spin-off or the merger.

        The tax sharing agreement restricts us from taking certain actions that could cause the spin-off to be taxable to Verizon under Section 355(e) of the Internal Revenue Code of 1986 (the "Code") or otherwise jeopardize the tax-free status of the spin-off or the merger, which actions the tax sharing agreement refers to as disqualifying actions, including:

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  generally, for two years after the spin-off, taking, or permitting any of our subsidiaries to take, an action that might be a disqualifying action;

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  for two years after the spin-off, entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition or issuance of our capital stock, or options to acquire or other rights in respect of our capital stock unless, generally, the shares are issued to qualifying employees or retirement plans, each in accordance with "safe harbors" under regulations issued by the IRS;

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  for two years after the spin-off, repurchasing our capital stock, except to the extent consistent with guidance issued by the IRS;

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  for two years after the spin-off, permitting certain wholly owned subsidiaries that were wholly owned subsidiaries of Spinco at the time of the spin-off to cease the active conduct of the Spinco business to the extent it was conducted immediately prior to the spin-off; and

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  for two years after the spin-off, voluntarily dissolving, liquidating, merging or consolidating with any other person, unless the Company is the survivor of the merger or consolidation and the transaction otherwise complies with the restrictions in the tax sharing agreement.

        Nevertheless, we will be permitted to take any of the actions described above in the event that we obtain Verizon's consent, or an opinion of counsel or a supplemental IRS ruling to the effect that the disqualifying action will not affect the tax-free status of the spin-off and the merger. To the extent that the tax-free status of the transactions is lost because of a disqualifying action taken by us or any of our subsidiaries after the distribution date, whether or not the required consent, opinion or ruling was obtained, we generally would be required to indemnify, defend and hold harmless Verizon and its subsidiaries (or any successor to any of them) from and against any resulting tax-related losses incurred by Verizon.

        Because of these restrictions, we may be limited in the amount of capital stock that we can issue to make acquisitions or raise additional capital in the two years subsequent to the spin-off and merger.

If the spin-off does not constitute a tax-free spin-off under section 355 of the Internal Revenue Code, or the merger does not constitute a tax-free reorganization under section 368(a) of the Internal Revenue Code, including as a result of actions taken in connection with the spin-off or the merger or as a result of subsequent acquisitions of stock of Verizon or our stock, then Verizon, us or Verizon stockholders may be responsible for payment of substantial United States federal income taxes.

        The spin-off and merger were conditioned upon Verizon's receipt of a private letter ruling from the Internal Revenue Service to the effect that the spin-off, including (i) the contribution of specified assets and liabilities associated with the local exchange business of Verizon New England in Maine, New Hampshire and Vermont, and the customers of the Verizon Group's related long distance and Internet service provider businesses in those states, to Spinco, (ii) the receipt by the Verizon Group of the Spinco securities and the special cash payment and (iii) the exchange by the Verizon Group of the Spinco securities for Verizon Group debt, will qualify as tax-free to Verizon, Spinco and the Verizon stockholders for United States federal income tax purposes under Section 355 and related provisions of the Internal Revenue Code, referred to as the Code. The private letter ruling was issued by the

Internal Revenue Service on October 5, 2007. Although a private letter ruling from the Internal Revenue Service generally is binding on the Internal Revenue Service, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, then Verizon and we will not be able to rely on the ruling.

        The spin-off and merger were also conditioned upon the receipt by Verizon of an opinion of its counsel to the effect that the spin-off will be tax-free to Verizon, Spinco and the stockholders of Verizon under Section 355 and other related provisions of the Code. The opinion relied on the Internal Revenue Service letter ruling as to matters covered by the ruling. Lastly, the spin-off and the merger were conditioned on Verizon's receipt of an opinion of its counsel and our receipt of an opinion of our counsel, each to the effect that the merger would be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. All of these opinions are based on, among other things, current law and certain representations and assumptions as to factual matters made by Verizon, Spinco and us. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by counsel in their respective opinions. The opinions are not binding on the Internal Revenue Service or the courts, and the Internal Revenue Service or the courts may not agree with the opinions.

        The spin-off would become taxable to Verizon pursuant to Section 355(e) of the Code if 50% or more of the shares of either Verizon common stock or Spinco common stock (including our common stock, as successor to Spinco) were acquired, directly or indirectly, as part of a plan or series of related transactions that included the spin-off. Because Verizon stockholders owned more than 50% of our common stock following the merger, the merger, standing alone, did not cause the spin-off to be taxable to Verizon under Section 355(e). However, if the Internal Revenue Service were to determine that other acquisitions of Verizon common stock or our common stock, either before or after the spin-off and the merger, were part of a plan or series of related transactions that included the spin-off, this determination could result in the recognition of gain by Verizon under Section 355(e). In that case, the gain recognized by Verizon likely would be substantial. In connection with the request for the Internal Revenue Service private letter rulings and the opinion of Verizon's counsel, Verizon represented that the spin-off is not part of any such plan or series of related transactions.

        In certain circumstances, under the tax sharing agreement, we would be required to indemnify Verizon against tax-related losses to Verizon that arise as a result of a disqualifying action taken by us or our subsidiaries after the distribution (including for two years after the spin-off (i) entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition or issuance of our stock, (ii) repurchasing any shares of our stock, except to the extent consistent with guidance issued by the Internal Revenue Service, (iii) ceasing or permitting certain subsidiaries to cease the active conduct of the Spinco business and (iv) voluntarily dissolving, liquidating, merging or consolidating with any other person unless the Company is the survivor of the merger or consolidation, except in accordance with the restrictions in the tax sharing agreement) or a breach of certain representations and covenants. See "—We may be affected by significant restrictions following the merger with respect to certain actions that could jeopardize the tax-free status of the spin-off and the merger." If Verizon were to recognize a gain on the spin-off for reasons not related to a disqualifying action or breach by us, Verizon would not be entitled to be indemnified under the tax sharing agreement.

Conditions imposed by state regulatory authorities in connection with their approval of the spin-off and the merger may diminish the anticipated benefits of the merger.

        Completion of the spin-off and the merger required certain government consents, approvals, orders and authorizations. The parties received the required approvals of the FCC, and of state regulatory authorities.

        However, the state regulatory authorities in Maine, New Hampshire and Vermont that approved the spin-off and the merger have imposed conditions on us that could have a material adverse effect on our business, financial condition and results of operations. These conditions include mandatory capital expenditures, minimum service quality standards, commitments to expand substantially the availability of broadband service and restrictions on our payment of dividends.

Risks Related to Our Business

We provide services to customers over access lines, and if we lose access lines, our business, financial condition and results of operations may be adversely affected.

        We generate revenue primarily by delivering voice and data services over access lines. Legacy FairPoint and the Northern New England business have both experienced net voice access line losses in the past few years. Legacy FairPoint experienced a 15.3% decline in the number of voice access lines (adjusted for acquisitions and divestitures) for the period from January 1, 2003 through December 31, 2007 and a 5.2% decline for the period from January 1, 2007 through December 31, 2007. The Northern New England business experienced a 25.6% decline in number of voice access lines for the period from January 1, 2003 through December 31, 2007 and an 8.5% decline for the period from January 1, 2007 through December 31, 2007. These losses resulted mainly from competition, including competition from bundled offerings by cable companies, and use of alternate technologies and, to a lesser degree, challenging economic conditions and the offering of DSL services, which prompts some customers to cancel second line service. We believe that the long period between the announcement of the merger in January 2007 and the closing of the merger also may have contributed to the Northern New England business's voice access line losses. Legacy FairPoint's 2007 revenues from switched access lines comprised approximately 80% of its total 2007 revenues, down from 89% in 2003. Legacy FairPoint's revenues from switched access lines have declined by 2.2% from fiscal 2003 to fiscal 2007, while the number of access lines has declined by 13.9% excluding acquisitions. The Northern New England business's 2007 revenues from switched access lines comprised nearly 77% of total 2007 revenues, down from 84% in 2002. Since 2003, the Northern New England business's revenues from switched access lines have declined by 10%, while the number of switched access lines has declined by 22.6%. Over this period, the Northern New England business has been able to increase pricing for switched access line service and has also sold more ancillary services (including high-speed data), partially offsetting the decline in revenues from the lower number of switched access lines.

        We may continue to experience net access line losses. Our inability to retain access lines could adversely affect our business, financial condition and results of operations.

We are subject to competition that may adversely impact our business, financial condition and results of operations.

        Many of the competitive threats now confronting large regulated communications companies, such as competition from cable television providers, are more prevalent in the small urban markets that we serve. Regulations and technology change quickly in the communications industry, and changes in these factors historically have had, and may in the future have, a significant impact on competitive dynamics. In most of our rural and small urban markets, we face competition from wireless technology, which may increase as wireless technology improves. We may face increasing competition from cable television operators and additional competition from new market entrants, such as providers of wireless broadband, voice over Internet protocol, referred to as VoIP, satellite communications and electric utilities. The Internet services market is also highly competitive, and we expect that this competition will intensify. We estimate that as of September 30, 2008, at least a majority of the customers we serve had access to a cable modem offering. Many of our competitors have brand recognition, offer online content services and have financial, personnel, marketing and other resources that may be significantly greater than ours. Verizon has informed us of its current intention to compete with us by continuing to provide the following services in the northern New England areas in which we operate:

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  the offering of long distance services and prepaid calling card services and the resale of local exchange service;

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  the offering of products and services to business and government customers other than as the incumbent local exchange carrier, including but not limited to carrier services, data customer premises equipment and software, structured cabling, call center solutions and the products and services formerly offered by MCI, Inc.; and

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  the offering of wireless voice, wireless data and other wireless services.

        Although Verizon could compete with us in the offering of long distance services to residences and small businesses, Verizon currently does not actively market the sale of these services to residences and small businesses in Maine, New Hampshire and Vermont. If we enter into an agreement with Verizon or another wireless services provider to be a mobile virtual network operator, referred to as an MVNO, we will compete with Verizon to provide wireless services in those areas where the Northern New England business historically operated and Cellco currently operates. In addition, consolidation and strategic alliances within the communications industry or the development of new technologies could affect our competitive position. We cannot predict the number of competitors that will emerge, particularly in light of possible regulatory or legislative actions that could facilitate or impede market entry, but increased competition from existing and new entities could have a material adverse effect on our business, financial condition and results of operations.

        Competition may lead to loss of revenues and profitability as a result of numerous factors, including:

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  loss of customers (given the likelihood that when we lose customers for local service, we will also lose them for all related services);

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  reduced network usage by existing customers who may use alternative providers for long distance and data services;

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  reductions in the service prices that may be necessary to meet competition; and

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  increases in marketing expenditures and discount and promotional campaigns.

        In addition, our provision of long distance service is subject to a highly competitive market served by large nationwide carriers that enjoy brand name recognition.

        During the term of the transition services agreement, we will also be restricted in our ability to change service offerings, including bundled service offerings and retention programs, and to modify prices of certain service offerings.

We may not be able to successfully integrate new technologies, respond effectively to customer requirements or provide new services.

        Rapid and significant changes in technology and frequent new service introductions occur frequently in the communications industry and industry standards evolve continually. We cannot predict the effect of these changes on our competitive position, profitability or industry. Technological developments may reduce the competitiveness of our networks and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers and sell new services to our existing customers. Our ability to respond to new technological developments may be diminished or delayed while our management devotes significant effort and resources to integrating FairPoint's business and Spinco's business.

The geographic concentration of our operations in Maine, New Hampshire and Vermont make our business susceptible to local economic and regulatory conditions, and an economic downturn, recession or unfavorable regulatory action in any of those states may adversely affect our business, financial condition and results of operations.

        As of September 30, 2008, approximately 87% of our access line equivalents were located in Maine, New Hampshire and Vermont. As a result of this geographic concentration, our financial results will depend significantly upon economic conditions in these markets. A deterioration or recession in any of these markets could result in a decrease in demand for our services and resulting loss of access lines which could have a material adverse effect on our business, financial condition and results of operations.

        In addition, if state regulators in Maine, New Hampshire or Vermont were to take an action that is adverse to our operations in those states, we could suffer greater harm from that action by state regulators than we would from action in other states because of the concentration of our operations in those states.

To operate and expand our business we will require a significant amount of cash. Our ability to generate cash will depend on many factors beyond our control. We may not generate sufficient funds from operations to fund our future growth.

        A significant amount of our cash flow from operations will be dedicated to capital expenditures and debt service. In addition, we currently expect that we will distribute a significant portion of our remaining cash flow to our stockholders in the form of quarterly dividends. As a result, we may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions.

Our business, financial condition and results of operations could be adversely affected if Verizon fails to maintain satisfactory labor relations.

        FairPoint is heavily dependent on Verizon during the transition services agreement period and any failure of Verizon to maintain satisfactory labor relations during this period may impact us and our transition off the transition services agreement.

We face risks associated with acquired businesses and potential acquisitions.

        Prior to entering into the merger agreement, we grew rapidly by acquiring other businesses. Subject to restrictions in the tax sharing agreement limiting our ability to take certain actions during the two years following the spin-off that could jeopardize the tax-free status of the spin-off or merger, we expect that a portion of our future growth will result from additional acquisitions, some of which may be material. Growth through acquisitions entails numerous risks, including:

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  strain on financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

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  difficulties in integrating the network, operations, personnel, products, technologies and financial, computer, payroll and other systems of acquired businesses;

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  difficulties in enhancing customer support resources to service our existing customers and the customers of acquired businesses adequately;

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  the potential loss of key employees or customers of the acquired businesses; and

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  unanticipated liabilities or contingencies of acquired businesses.

        We may need additional capital to continue growing through acquisitions. This additional capital may be raised in the form of additional debt, which would increase our leverage and could have an adverse effect on our ability to pay dividends. We may not be able to raise sufficient additional capital on terms that we consider acceptable, or at all.

        As a condition to their approval of the merger, state regulatory authorities in Maine, New Hampshire and Vermont have imposed restrictions on our ability to consummate further business acquisitions.

        We may not be able to complete successfully the integration of Spinco or other businesses that FairPoint has acquired or successfully integrate any businesses that we might acquire in the future. If we fail to do so, or if we do so but at greater cost than we anticipated, our business, financial condition and results of operations may be adversely affected.

A network disruption could cause delays or interruptions of service, which could cause us to lose customers.

        To be successful, we will need to continue to provide our customers reliable service over our expanded network. Some of the risks to our network and infrastructure include:

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  physical damage to access lines;

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  widespread power surges or outages;

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  software defects in critical systems; and

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  disruptions beyond our control.

        Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur expenses.

Our relationships with other communications companies will be material to our operations and their financial difficulties may adversely affect our future business, financial condition and results of operations.

        We originate and terminate calls for long distance carriers and other interexchange carriers over our network. For that service, we receive payments for access charges. These payments represent a significant portion of our revenues. If these carriers go bankrupt or experience substantial financial difficulties, our inability to then collect access charges from them could have a negative effect on our business, financial condition and results of operations.

We depend on third parties for our provision of long distance and bandwidth services.

        Our provision of long distance and bandwidth services are dependent on underlying agreements with other carriers that provide us with transport and termination services. These agreements are based, in part, on our estimate of future supply and demand and may contain minimum volume commitments. If we overestimate demand, we may be forced to pay for services we do not need. If we underestimate demand, we may need to acquire additional capacity on a short-term basis at unfavorable prices, assuming additional capacity is available. If additional capacity is not available, we will not be able to meet this demand. In addition, if we cannot meet any minimum volume commitments, we may be subject to underutilization charges, termination charges, or rate increases that may adversely affect our business, financial condition and results of operations.

Our success will depend on our ability to attract and retain qualified management and other personnel.

        Our success depends upon the talents and efforts of our senior management team. None of our senior executives, with the exception of Eugene B. Johnson, our Chairman and Chief Executive Officer, are employed pursuant to an employment agreement. Mr. Johnson's current employment agreement expires on December 31, 2009. The loss of any member of our senior management team, due to retirement or otherwise, and the inability to attract and retain highly qualified technical and management personnel in the future, could have a material adverse effect on our business, financial condition and results of operations.

We will be exposed to risks relating to evaluations of internal control systems required by Section 404 of the Sarbanes-Oxley Act.

        As a public reporting company, we are required to comply with the Sarbanes-Oxley Act and the related rules and regulations of the SEC, including accelerated reporting requirements and expanded disclosures regarding evaluations of internal control systems. We concluded that a material weakness in our internal controls over financial reporting existed as of December 31, 2007, which we believe was subsequently remediated. Standards established by the Public Company Accounting Oversight Board define a material weakness as a deficiency in internal controls over financial reporting that results in a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. If our management identifies one or more material weaknesses in internal control over financial reporting in the future in accordance with the annual assessments and quarterly evaluations required by the Sarbanes-Oxley Act, we will be unable to assert that our internal controls are effective which could result in sanctions or investigation by regulatory authorities. In addition, any such material weakness could result in material misstatements in our financial statements and cause investors to lose confidence in our reported financial information.

        In addition, we have begun evaluating our internal control systems with respect to the Spinco business to allow management to report on, and our independent auditors to attest to, the internal controls of the Spinco business as required by Section 404 of the Sarbanes-Oxley Act. We will be performing the systems and process evaluation and testing (and any necessary remediation) required to comply with the management certification and independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act. It is expected that we will be able to implement fully the requirements relating to internal controls and all other aspects of Section 404 with respect to the Spinco business for the year ending December 31, 2009. Due to the magnitude of the merger and the new processes and controls being developed in conjunction with the integration of the Spinco business, we may not be able to successfully perform this assessment for the year ending December 31, 2009.

        If we are not able to implement the requirements of Section 404 with respect to the Spinco business in a timely manner or with adequate compliance we might be subject to sanctions or investigation by regulatory authorities.

Our financial condition and results of operations could be adversely affected if assets held in our Company sponsored pension plans suffer significant losses in market value.

        We sponsor pension and post-retirement healthcare plans for certain employees. As of September 30, 2008, the pension plans were fully funded and, based on the surplus of actuarial value of plan assets over the projected benefit obligations, we do not anticipate that any contributions to the pension plans will be required during the next two years. However, since the actuarial value of plan assets is dependent on the value of the assets held by each plan, a decline in the market value of such assets could have a detrimental impact on our pension plans and could result in us making contributions to these plans, as required under the Employee Retirement Income Security Act of 1974, as amended. Furthermore, if the third party trustee who holds these plan assets were to become insolvent, access to the plan assets could be limited, and we could be required to pay participant benefits from our assets. Such required contributions could have a negative impact on our financial condition and results of operations.

Risks Relating to Our Regulatory Environment

We are subject to significant regulations that could change in a manner adverse to us.

        We operate in a heavily regulated industry. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by the U.S. Congress or regulators. In addition, the following factors could have a significant impact on us:

         Risk of loss or reduction of network access charge revenues.    A portion of our revenues comes from network access charges, which are paid to us by intrastate and interstate long-distance carriers for originating and terminating calls in the regions served. This also includes universal service support payments for local switching support, long-term support, and interstate common line support. In recent years, several of these long-distance carriers have declared bankruptcy. Future declarations of bankruptcy by a carrier that utilizes our access services could negatively affect our business, financial condition and results of operations.

        The amount of access charge revenues that we receive is based on rates set by federal and state regulatory bodies, and those rates could change in the future. Further, from time to time federal and state regulatory bodies conduct rate cases, "earnings" reviews, or make adjustments to price cap formulas that may result in rate changes. In addition, reforms of the federal and state access charge systems, combined with the development of competition, have caused the aggregate amount of access charges paid by long-distance carriers to decrease. Additional reforms have been proposed. If any of the currently proposed reforms were adopted by the FCC it would likely involve significant changes in the access charge system and, if not offset by a revenue replacement mechanism, could potentially result in a significant decrease in or elimination of access charges. Decreases in or loss of access charges may or may not result in offsetting increases in local, subscriber line or universal service support revenues. Regulatory developments of this type could adversely affect our business, financial condition and results of operations.

         Risk of loss or reduction of Universal Service Fund support.    We receive federal universal service support, referred to as the Universal Service Fund, and in some cases, state universal support, to support our operations in high-cost areas. These federal revenues include universal service support payments for local switching support, interstate common line support, or interstate access support. High-cost support for the operations conducted by the Northern New England business prior to the merger, referred to as our non-rural operations or non-rural local exchange carriers, and for FairPoint's traditional, rural local exchange operations, referred to as our rural operations or rural local exchange carriers, is determined pursuant to different methodologies, aspects of which are now under review. Any changes to the existing rules could reduce the Universal Service Fund revenues we receive. Corresponding changes in state universal service support could likewise have a negative effect on the revenues we receive.

        Further, the total payments from the Universal Service Fund to our rural operations will fluctuate based upon our rural company average cost per loop compared to the national average cost per loop and are likely to decline based on historical trends. We also receive other Universal Service Fund support payments including Interstate Access Support in all three of our price cap study areas (Maine, New Hampshire, and Vermont) and Interstate Common Line Support in our rate-of-return study areas. If we were unable to receive such support, or if that support was reduced, many of the operations of the Northern New England business would be unable to operate as profitably as they have historically. Moreover, if we raise prices for services to offset these losses of Universal Service Fund payments, the increased pricing of our services may disadvantage us competitively in the marketplace, resulting in additional potential revenue loss. Furthermore, any changes in the FCC's rules governing the distribution of such support or the manner in which entities contribute to the Universal Service Fund could have a material adverse effect on our financial condition and results of operations and on the revenues we receive.

         Risk of loss of statutory exemption from burdensome interconnection rules imposed on incumbent local exchange carriers.    Our rural local exchange carriers are exempt from the more burdensome requirements of the Telecommunications Act of 1996, referred to as the 1996 Act, governing the rights of competitors to interconnect to incumbent local exchange carrier networks and to utilize discrete network elements of the incumbent's network at favorable rates. To the extent state regulators decide that it is in the public interest to extend some or all of these requirements to our rural local exchange carriers, we would be required to provide unbundled network elements to competitors in our rural telephone company areas. As a result, more competitors could enter our traditional telephone markets than are currently expected, which could have a material adverse effect on our business, financial condition, and results of operations.

         Risks posed by costs of regulatory compliance.    Regulations create significant compliance costs for us. Subsidiaries that provide intrastate services are generally subject to certification, tariff filing, and other ongoing regulatory requirements by state regulators. Our interstate and intrastate access services are currently provided in accordance with tariffs filed with the FCC and state regulatory authorities, respectively. Challenges in the future to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and, if successful, these challenges could adversely affect the rates that we are able to charge our customers.

        In addition, our non-rural operations are subject to regulations not applicable to our rural operations, including but not limited to requirements relating to interconnection, the provision of unbundled network elements, and the other market-opening obligations set forth in the 1996 Act. In approving the transfer of authorizations to us, the FCC determined that we would be considered a Bell Operating Company following the completion of the transactions, subject to the same regulatory requirements that currently apply to the other Bell Operating Companies. The FCC also stated that we would be entitled to the same regulatory relief that Verizon New England has obtained in the region. Any changes made in connection with these obligations could increase our non-rural operations' costs or otherwise have a material adverse effect on our business, financial condition, and results of operations. Moreover, we cannot predict the precise manner in which the FCC will apply the Bell Operating Company regulatory framework to us.

        State regulators have also imposed conditions on their approval of the transactions that could adversely affect our business, financial condition or results of operations.

        Our business also may be affected by legislation and regulation imposing new or greater obligations related to assisting law enforcement, bolstering homeland security, minimizing environmental impacts, protecting customer privacy, or addressing other issues that affect our business. For example, existing provisions of the Communications Assistance for Law Enforcement Act and FCC regulations implementing that legislation require communications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance. We cannot predict whether or to what extent the FCC might modify its Communications Assistance for Law Enforcement Act rules or any other rules or what compliance with those new rules might cost. Similarly, we cannot predict whether or to what extent federal or state legislators or regulators might impose new security, environmental, or other obligations on our business.

         Risk of losses from rate reduction.    Our local exchange companies that operate pursuant to intrastate rate of return regulation are subject to state regulatory authority over their intrastate telecommunications service rates. State review of these rates could lead to rate reductions, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Regulatory changes in the communications industry could adversely affect our business by facilitating greater competition, reducing potential revenues or raising our costs.

        The 1996 Act provides for significant changes and increased competition in the communications industry, including competition for local communications and long distance services. This statute and the FCC's implementing regulations could be submitted for judicial review or affected by future rulings of the FCC, thus making it difficult to predict whether the legislation will have a material adverse effect on our business, financial condition and results of operations and our competitors. Several regulatory and judicial proceedings have concluded, are underway or may soon be commenced, that address issues affecting our current operations and those of our competitors. We cannot predict the outcome of these developments, nor can there be any assurance that these changes will not have a material adverse effect on us or our industry.

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  Exhibit 99.1
Risk Factors